Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for October 28, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2009 THIRD QUARTER, NINE-MONTH RESULTS

Year-over-Year Quarterly Revenues Increase, Return to Profitability

NORTHVILLE, MI (October 28, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for this year’s third quarter and first nine months ended September 30, 2009.

Product revenues for the 2009 third quarter increased 11 percent to $18.4 million, compared with $16.6 million for the third quarter of last year. Sequentially, this compares with $10.7 million for the 2009 second quarter. The increase in revenues was due to higher sales resulting from new introductions of vehicles offering the Company’s Climate Control Seat® (CCS®) systems and the addition of a rear seat option on certain existing vehicles subsequent to last year’s third quarter. CCS systems include both TE-based heated and cooled systems and heated and ventilated seat systems. The increase was partially offset by lower volumes on existing vehicles reflecting a significant decline in the overall automotive market.

Automotive industry sales volumes, impacted by the decline in worldwide economic activity and the limited availability of consumer credit, were lower during this year’s third quarter compared with the year-earlier period. In North America, one of the Company’s most important markets, the Seasonally Adjusted Annual Rate (“SAAR”) for vehicle sales decreased 11 percent to 11.5 million from 12.9 million during the third quarter of 2008. This is an improvement from the 32 percent decline to 9.6 million from 14.1 million during the second quarter of 2008. Vehicle production levels have been reduced accordingly.

President and Chief Executive Officer Daniel R. Coker said, “We continue to make important progress and remain optimistic despite the current uncertainty in the global automotive market. While automotive production levels are not back to 2007 levels, we are seeing improvement and potential strengthening in the automotive industry. This coupled with the expected launch of CCS systems in additional vehicles in the coming months, leads us to believe we can return to overall growth for 2010. The interest in our CCS seat systems among car buyers and the automotive industry remains very strong, as does the interest in our thermoelectric technology in general.”

Gross margin as a percentage of revenue for the 2009 third quarter was 25 percent compared with 29 percent in the 2008 third quarter. The year-over-year decrease was primarily attributable to higher raw material costs, especially Tellurium, a key component of CCS, and an unfavorable shift in the mix of products sold toward units having a lower gross margin percentage. This was offset partially by higher coverage of fixed cost at the higher volume levels. Net income attributable to Amerigon Incorporated for this year’s third quarter was $1.1 million, or $0.05 per share, compared with net income attributable to Amerigon Incorporated in last year’s third quarter of $648,000, or $0.03 per share.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”) to establish new standards that govern the accounting for and reporting of noncontrolling interests in partially owned subsidiaries. SFAS 160 requires that a noncontrolling interest, previously referred to as a minority interest, be reported as part of equity in the Consolidated Financial Statements and that losses be allocated to the noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest. A 15 percent noncontrolling interest in Amerigon’s subsidiary BSST is held by BSST President and CEO Dr. Lon Bell. The change, which went into effect in the first quarter of this year, was not included in the first and second quarters, and as a result, the 2009 third quarter reflects the year to date benefit for this adjustment which increases net income attributable to Amerigon by $342,000, or $0.01 and $0.02 per share for the three- and nine-month periods in 2009, respectively.

For the first nine months of 2009, revenues were $39.3 million, compared with $50.8 million for the year-earlier period. Gross margin as a percentage of revenue for this year’s first nine months was 24 percent compared with 31 percent in the first nine months of last year. For the first nine months of 2009, net loss attributable to Amerigon Incorporated was $674,000, or $0.03 loss per basic and diluted share, compared to net income attributable to Amerigon Incorporated of $3.3 million, or $0.15 per basic and $0.14 per diluted share for the prior year period.

The highlights of the 2009 third quarter included the announcement of CCS as a standard feature in the Touring model of the all-new 2010 Nissan 370Z Roadster; the improvement of production levels at automotive OEMs; the establishment of ZT Plus, a partnership with 5N Plus Inc; and the Company’s BSST subsidiary being granted the fifth phase of the U.S. Department of Energy (DOE) program to test a thermoelectric waste heat recovery system on BMW Group and Ford vehicles.

Coker added that the DOE project is one of several underway that demonstrate the potential of expanding the applications of Amerigon’s proprietary TE technology. The Company is leading a team of high-profile commercial and academic partners studying the use of TE systems to convert waste heat from automobile exhaust into electric power.

“This is an important project for the U.S. Department of Energy, for Amerigon and all our partners and it could lead to major advances that would vastly improve the efficiency of internal combustion engines,” Coker said. “It also serves as a showcase for the potential of thermoelectric technology, which we believe has important and potentially positive implications for the global environment. We are very proud of the work we are doing with the DOE and the partnerships we have established with our entire team.”

The Company’s balance sheet as of September 30, 2009 remained strong with cash and cash equivalents totaling $24.9 million, total assets of $59.0 million, no bank debt and shareholders’ equity of $46.1 million.

CCS systems are currently offered as an optional feature on 44 automobile models produced by Ford, General Motors, Toyota, Nissan, Honda, Hyundai and Kai Motors. Tata Motors features CCS on its Jaguar and Land Rover luxury vehicles which it acquired from Ford in 2008.

New vehicles equipped with CCS systems and launched since the end of the third quarter 2008 included the Lincoln MKT, Ford Taurus, Jaguar XK, Toyota Crown Majesta, Nissan 370Z Roadster and the Infiniti G Convertible. Two existing programs, the Jaguar XJ and Land Rover Range Rover began offering CCS in the rear seating position for the first time during the 2009 third quarter. Several programs including the Ford F150 Pickup, Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali, GMC Sierra Pickup and the Nissan Maxima, which were launched during the Third Quarter 2008 had higher revenue during the Third Quarter 2009 due to the impact of shipments being made for a full quarterly period.

Unit shipments of CCS systems for the 2009 third quarter and first nine months were 268,000 and 565,000, respectively, compared with 237,000 and 743,000 units for the respective year-earlier periods.

This year’s third quarter and nine-month results include year-over-year decreases in net research and development expenses of $652,000 and $419,000, respectively, due to the formation of ZT Plus, higher research and development reimbursements, lower costs to support a smaller number of new vehicle programs launched during 2009 as compared to 2008 and lower costs associated with certain new product applications of the Company’s CCS technology that are currently in development. When ZT Plus was formed, certain ongoing expenses associated with Amerigon’s advanced TE materials program were transferred to the new partnership and were therefore partially funded by the Company’s partner, 5N Plus. The portion of ZT Plus’ expenses associated with BSST’s ownership percentage are now classified as loss from equity investment in ZT Plus and not included in net research and development expenses.

5N Plus has recently raised concerns over the probability of achieving the venture’s objectives in the planned time frame. The Company is reviewing 5N Plus’ concerns. If there are any significant changes in the Company’s relationship with 5N Plus, it could impact the amount of ZT Plus expenses borne by Amerigon and the method it uses for accounting for those expenses.

Guidance

Due to the current uncertainty in the global automotive market, the Company expects revenues to be flat to marginally up for the fourth quarter compared with the 2009 third quarter. Revenues for the second half of 2009 should be up as compared to the first half of 2009.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the third quarter and nine months ended September 30, 2009. The dial-in number for the call is 1-877-941-8418. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2009, and its Form 10-K for the year ended December 31, 2008.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Product revenues	$18,442	$16,631	$39,327	$50,787
Cost of sales	13,897	11,798	29,833	35,116

Gross margin	4,545	4,833	9,494	15,671
Operating expenses:
Research and development	1,935	2,478	6,273	7,060
Research and development reimbursements	(613)	(504)	(1,631)	(1,999)

Net research and development expenses	1,322	1,974	4,642	5,061
Selling, general and administrative	2,004	2,005	6,319	6,164

Total operating expenses	3,326	3,979	10,961	11,225

Operating income (loss)	1,219	854	(1,467)	4,446
Interest income (expense)	(7)	199	19	714
Loss from equity investment in ZT Plus	(123)	—	(123)	—
Other income	33	25	130	112

Earnings (loss) before income tax	1,122	1,078	(1,441)	5,272
Income tax expense (benefit)	333	430	(425)	1,999

Net income (loss)	789	648	(1,016)	3,273
Plus: Loss attributable to non-controlling interest	342	—	342	—

Net income (loss) attributable to Amerigon, Inc.	$1,131	$648	$(674)	$3,273

Basic earnings (loss) per share	$0.05	$0.03	$(0.03)	$0.15

Diluted earnings (loss) per share	$0.05	$0.03	$(0.03)	$0.14

Weighted average number of shares – basic	21,470	22,151	21,375	22,099

Weighted average number of shares – diluted	22,082	22,355	21,375	22,793

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$24,904	$25,303
Accounts receivable, less allowance of $272 and $318, respectively	14,734	8,292
Inventory:
Raw materials	14	189
Finished goods	2,123	2,452

Inventory	2,137	2,641
Deferred income tax assets	740	986
Prepaid expenses and other assets	602	417

Total current assets	43,117	37,639
Equity Investment in ZT Plus	385	—
Property and equipment, net	3,231	4,274
Patent costs, net of accumulated amortization of $440 and $298, respectively	3,634	3,156
Deferred income tax assets	8,167	7,334
Other non-current assets	465	196

Total assets	$58,999	$52,599

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,310	$3,872
Accrued liabilities	3,001	3,096
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	12,511	7,168
Pension Benefit Obligation	284	142
Deferred manufacturing agreement – long-term portion	100	250

Total liabilities	12,895	7,560
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,472,492 and 21,205,492 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	61,872	60,727
Paid-in capital	23,652	22,720
Accumulated other comprehensive income – foreign currency	101	97
Accumulated deficit	(39,179)	(38,505)

Total Amerigon, Inc. shareholders’ equity	46,446	45,039
Non-controlling interest	(342)	—

Total shareholders’ equity	46,104	45,039

Total liabilities and shareholders’ equity	$58,999	$52,599

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Operating Activities:
Net income (loss)	$(1,016)	$3,273
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,149	980
Deferred tax provision (benefit)	(587)	1,813
Stock option compensation	937	762
Defined benefit plan expense	142	—
Loss from equity investment in ZT Plus	123	—
Loss on disposal of property and equipment	—	10
Changes in operating assets and liabilities:
Accounts receivable	(6,441)	325
Inventory	503	(2,224)
Prepaid expenses and other assets	(214)	(20)
Accounts payable	5,437	(1,951)
Accrued liabilities	229	142

Net cash provided by operating activities	262	3,110
Investing Activities:
Purchases of investments	—	(3,100)
Sales and maturities of investments	—	15,525
Equity Investment in ZT Plus	(104)	—
Cash invested in corporate owned life insurance	(271)	—
Purchase of property and equipment	(420)	(1,605)
Patent costs	(686)	(505)

Net cash (used in) provided by investing activities	(1,481)	10,315
Financing Activities:
Proceeds from the exercise of Common Stock options	816	604

Net cash provided by financing activities	816	604

Foreign currency effect	4	10

Net increase in cash and cash equivalents	(399)	14,039
Cash and cash equivalents at beginning of period	25,303	1,170

Cash and cash equivalents at end of period	$24,904	$15,209

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